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                                                                EXHIBIT 10.58

                             [GUILFORD LETTERHEAD]

David R. Savello, Ph.D.
Senior Vice President, Development

                                                   January 23, 1998


Dana C. Hilt, M.D.
3122 West Sierra Drive
Thousand Oaks, CA 91362

Dear Dana:

         I am very pleased to offer you employment with Guilford
Pharmaceuticals Inc. on the following terms:

         1. Your title will be Vice President, Clinical Research. In this capacity you will report to and serve at the discretion of the Senior Vice President of Development, David R. Savello, Ph.D.

         2. In consideration of your services, the Company will provide the following compensation:

                 a. Salary: Your salary will be $17,500. per month (an annual rate of $210,000), payable semi-monthly. Your performance and salary will be reviewed according to our annual review program.

                 b. Bonus: You will be eligible to receive such bonuses, if any, as are payable pursuant to any employee bonus plans the Board of Directors may have adopted from time to time.

                 c. Joining Bonus: To assist you in the transition to your new position, the Company will pay you a joining bonus of $17,500. This payment will be made within 30 days following the first day of your employment and will be subject to all deductions required by law. Should you terminate your employment with the company within one year of your date of hire, you will be responsible for a prorata reimbursement to the Company of the joining bonus.

                 d. Stock Options: The Company will award you Non-Qualified stock options to purchase 35,000 shares of its common stock, subject to approval of this award by the Board of Directors and subject to the terms and conditions of the Company's standard stock option agreement. The price of the options will be the fair market value of the stock on the trading date immediately preceding the grant date. These options will vest 50% after two years, 75% after three years, and 100% after four years from the date of the grant. You will be
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Dana C. Hilt, M.D.
January 23, 1998
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                          eligible to receive further stock options, if any, as
                          may be granted pursuant to any stock option plan the Board of Directors may have adopted from time to time.

                 e. Equity Offering: The Company will offer you 10,000 shares of its common stock, subject to approval of this award by the Board of Directors and further subject to the terms and conditions of the Company's standard restricted share agreement on the following basis:

                          i) These shares will vest 25% per year over 4 years.

                          ii) In the event your employment with the Company is terminated for cause, you voluntarily leave the Company, or you are unable to perform your duties for any reason, the unvested shares will immediately revert to the Company.

                          All taxes relating to such grant will be your responsibility.

         3. In addition to the compensation described above, you will be eligible for the following benefits:

                 a. Relocation: To assist you in relocating to the Baltimore area, the Company will:

                          i) Pay for two trips to the Baltimore area for you to find living accommodations. Reasonable travel and hotel expenses will be reimbursed.

                          ii) Pay the direct cost of moving your household possessions to the Baltimore area.

                          iii) Pay the closing costs for a new home in the Baltimore area up to 3 1/2% of its purchase price, grossed-up for tax purposes. This includes up to two points on a mortgage (one point loan origination fee and one discount point on a mortgage).

                          iv) To assist you in your transition to Maryland, Guilford will reimburse you temporary housing assistance, if needed (if you must maintain two households for a short period of time), of up to $1,000 per month for up to three months (cost of temporary rental, including furniture rental).
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Dana C. Hilt, M.D.
January 23, 1998
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                          v)      Pay the selling costs of your California
                                  home, not to exceed 8% of its fair market value, grossed-up for tax purposes. for a period of time not to exceed 18 months from the date of employment

                          vi) In the event you purchase a home in Maryland prior to selling your California home, Guilford will provide duplicate mortgage assistance. Guilford will reimburse the lesser of the two monthly mortgage payments (including property tax payments subject to your obligation to repay the property tax portion upon final settlement of your California home) for a period not to exceed twelve months.

                          Should you terminate your employment with the company within one year of your date of hire, you will be responsible for reimbursement to the Company of the relocation expenses, prorated for the term of your employment.

                 b. Insurance: The Company will offer medical, dental, vision, life, accidental death, short-term and long-term disability insurance as described in the attached.

                 c. Vacation: You will be entitled to 20 vacation days, to be used according to the Company Vacation policy, and paid Company Holidays in effect from time to time (currently 11).


                 d. 401(k) Match: Once you meet the employment eligibility requirements to participate in the company's 401(k) Plan, you will be eligible to receive the Company match subject to the terms and conditions of such plan as may be in effect from time to time. Guilford currently matches 50% of the first 6% of employee salary deferral in the form of newly issued Guilford stock.

         In the event your employment is terminated by the Company other than for cause, you would be entitled to severance in the form of a continuation of your then-current base salary, as follows:

         1. Six months salary if the termination occurs in the first twelve months of your employment; and

         2.      Twelve months salary if the termination occurs thereafter.

         Such payments (except those resulting from a change in control) would cease upon your commencement of paid employment or consultancy during the severance period. During the severance period, the Company would also reimburse you for the cost of continuation of any health, life and disability insurance coverage available at the time of the termination of employment, provided that the Company reserves the right to provide substantially equivalent
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Dana C. Hilt, M.D.
January 23, 1998
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alternative life and disability coverage to the extent reasonably available upon conversion from full-time employment. Such continuing coverage is conditioned upon your reasonable cooperation in complying with any necessary application procedures. Remaining benefits of employment, including your eligibility for any bonus program and the vesting of unvested options would cease at termination and not continue to accrue during the severance period.

         This offer of employment at will is conditioned on:

                          (i)     continuing compliance with relevant
                                  requirements under the Immigration Reform Act of 1986, including presentation of documentation that proves your identity and legal right to work in the United States;

                          (ii) your signing a Patent and Confidentiality Agreement in connection with your employment by the Company; and

                          (iii) successful completion of a background investigation.

         You may accept this offer by signing below and returning the original letter to me. I would like you to start at Guilford on or before May 1, 1998. We very much look forward to welcoming you to the Guilford team!

                                           Sincerely,

                                           /s/ DAVID R. SAVELLO
                                           -----------------------------------
                                           David R. Savello, Ph.D.
                                           Senior Vice President of Development





I accept this offer and agree to comply with all Guilford Pharmaceuticals Inc. policies and procedures which may be in effect from time to time.



s/ DANA C. HILT, M.D.                         1/27/98
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Dana C. Hilt, M.D.                         Date